EX-3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KLDISCOVERY INC.

KLDiscovery Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.
The name of the Corporation is KLDiscovery Inc. The Corporation was originally incorporated under the name Pivotal Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on August 2, 2018. The Amended and Restated Certificate of Incorporation was filed with the Secretary on January 31, 2019 and the Second Amended and Restated Certificate of Incorporation was filed with the Secretary on December 19, 2019 (the “Second Amended and Restated Certificate of Incorporation”).

2.
This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends provisions of the Second Amended and Restated Certificate of Incorporation.

3.
The amendments to the existing Second Amended and Restated Certificate of Incorporation being effected hereby are to amend and restate in its entirety Article EIGHTH of the Second Amended and Restated Certificate of Incorporation to read as follows:

EIGHTH:

A. The personal liability of the directors and officers of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director or officer is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

4.
This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer this 13th day of June 2024.

KLDISCOVERY INC.

By: ______________________

Name: Christopher J. Weiler

Title: Chief Executive Officer and President